                                                                    EXHIBIT 10.3

                SAFECO DEFERRED COMPENSATION PLAN FOR EXECUTIVES
                    AS AMENDED AND RESTATED NOVEMBER 4, 1998
                       (AS LAST AMENDED NOVEMBER 7, 2001)

1.      PURPOSE

        The purpose of the SAFECO Deferred Compensation Plan for Executives (the "Plan") is to provide a select group of management or highly compensated employees of SAFECO Corporation ("SAFECO") and its Subsidiaries with an opportunity to defer all or part of the Eligible Compensation payable to such employees and all or part of such employees' Excess Contributions to the Savings Plan. The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

2.      DEFINITIONS

        2.01 Account. The term "Account" means a separate deferred compensation account established by SAFECO under this Plan in the name of a Participant.

        2.02 Administrative Committee. The "Administrative Committee" means the three-person committee appointed by the SAFECO Board of Directors to administer the Corporation's qualified retirement and savings plans.

        2.03 Annual Installment Method. "Annual Installment Method" means a distribution of a Participant's Account in annual installments over a stated number of years (not to exceed 20), with each installment paid in January as soon as practicable after year-end. The amount of the installment payable following any given year-end shall be determined by valuing the Participant's Account as of the close of business on the last business day of the year and then multiplying that value by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments. (For example, for an Annual Installment Method of 10 years, the first payment will be 1/10 of the Account, the following year, 1/9 of the Account, etc.)

        2.04 Beneficial Owner. "Beneficial Owner" has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

        2.05 Beneficiary. "Beneficiary" refers to one or more trusts, estates, other entities or individuals designated by the Participant to receive certain benefits described in the Plan in the event of the Participant's death.

        2.06 Board of Directors or Board. The "Board of Directors" or the "Board" refers to the Board of Directors of SAFECO Corporation.

        2.07 Change in Control. A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs has occurred:

                (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of SAFECO securities (not including in the securities beneficially owned by such Person any securities acquired directly from SAFECO or its affiliates, as defined in Rule 12b-2 adopted under the Exchange Act ("Affiliates")) representing 25% or more of the combined voting power of SAFECO's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (c) of this Section 2.07; or

                (b) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who were directors of SAFECO on the date the Plan was adopted by the SAFECO Board of Directors, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of SAFECO) whose appointment or election by the Board of Directors or nomination for election by SAFECO's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date the Plan was adopted or whose appointment, election or nomination for election was previously so approved or recommended; or

                (c) There is consummated a merger or consolidation of SAFECO or any Subsidiary with any other corporation, other than
                        (x) a merger or consolidation which would result in the voting securities of SAFECO outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of SAFECO or any Subsidiary, at least 75% of the combined voting power of the securities of SAFECO or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of SAFECO (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of SAFECO (not including in the securities beneficially owned by such Person any securities acquired directly from SAFECO or its Affiliates other than in connection with the acquisition by SAFECO or its Affiliates of a business) representing 25% or more of the combined voting power of SAFECO's then outstanding securities; or

                (d) The shareholders of SAFECO approve a plan of complete liquidation or dissolution or there is consummated an agreement for the sale or disposition of all or substantially all of SAFECO's assets, other than a sale or disposition by SAFECO of all or substantially all of its assets to an entity of which at least 75% of the combined voting power is owned by shareholders of SAFECO in substantially the same proportions as their ownership of SAFECO immediately prior to such sale.

                Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of SAFECO's assets immediately following such transaction or series of transactions.

        2.08 Closing Price. "Closing Price" means the price at which the last trade of SAFECO Common Stock was made prior to 1:00 p.m. Pacific Coast time on the NASDAQ Stock Market.

        2.09 Code. "Code" means the Internal Revenue Code of 1986, as amended.

        2.10 Common Stock. "Common Stock" means SAFECO Corporation common stock.

        2.11 Compensation Committee. "Compensation Committee" means the Compensation Committee of the Board of Directors.

        2.12 Corporation. "Corporation" means SAFECO Corporation and its Subsidiaries, collectively.

        2.13 Deferral Election. "Deferral Election" means a written document in the form prescribed by the Administrative Committee which an employee of SAFECO or any of its Subsidiaries has signed and delivered to the Administrative Committee, and which the Administrative Committee has accepted, indicating the employee's intent to participate in the Plan and the amount or percentage of Eligible Compensation, Qualifying Gains and/or Excess Contributions which the employee desires to have credited to his or her Account in the Plan.

        2.14 Deferrals. "Deferrals" refers to the Eligible Compensation, Qualifying Gains and/or Excess Contributions that a Participant designates in his or her Deferral Election(s) pursuant to the terms and conditions of the Plan.

        2.15 Disability. "Disability" means a physical or mental condition occurring prior to the Participant's Retirement which, in the sole judgment of the Administrative Committee, based upon medical reports and other evidence satisfactory to the Administrative Committee, presumably permanently prevents a Participant from satisfactorily performing his or her usual duties for the Corporation or the duties of any other position or positions for the Corporation for which such Participant is qualified by reason of training, education or experience.

        2.16 Eligible Compensation. "Eligible Compensation" means compensation payable to a Participant by the Corporation in the form of Salary, bonus, settlements of RSRs, dividend equivalents payable on RSRs, settlements of PSRs, and any other form that the Compensation Committee may determine in its sole discretion, excluding gains on the exercise of stock options.

        2.17 Eligible Stock Option. "Eligible Stock Option" means a nonqualified stock option to purchase Common Stock exercisable under any plan or arrangement designated by the Compensation Committee that permits a Participant to defer gain on the exercise of the option.

        2.18 Excess Contribution. "Excess Contribution" means the amount of Salary (not to exceed 16%) that a Participant has elected to contribute to the Savings Plan which is in excess of applicable Code limitations on contributions to the Savings Plan.

        2.19 Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.20 Hardship. "Hardship" means an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant or a Participant's dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the Participant's control.

        2.21 Match. "Match" means, once a Participant becomes eligible for employer matching contributions under the Savings Plan, an amount, not to exceed 4% of Salary, equal to two-thirds of the Excess Contributions which a Participant has elected to defer under this Plan.

        2.22 Measurement Fund. "Measurement Fund" means a phantom investment designated by the Administrative Committee for use as an index to value the portion, if any, of a Participant's Account allocated to that phantom investment.

        2.23 Measurement Fund Election. "Measurement Fund Election" means a written document in the form prescribed by the Administrative Committee that a Participant has signed and delivered to the Administrative Committee, and which the Administrative Committee has accepted, indicating the manner in which the Participant's Deferrals and/or Account are to be allocated among the available Measurement Funds.

        2.24 Participant. A "Participant" means an employee eligible to participate in the Plan who has timely filed a Deferral Election in accordance with Section 3 and whose Deferral Election has been accepted by the Administrative Committee. Any such person shall be a Participant as of the effective date of his or her first Deferral Election and shall continue until the date his or her entire Account has been paid out in accordance with the Plan.

        2.25 PSRs. "PSRs" refers to performance stock rights issued under the SAFECO Long-Term Incentive Plan of 1997 or any successor incentive plan.

        2.26 Person. "Person" for purposes of Section 2.07 means any person (as defined in Section 2(a)(9) of the Exchange Act, and as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) any employee plan established by SAFECO, (ii) SAFECO or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by SAFECO shareholders in substantially the same proportions as their ownership of SAFECO.

        2.27 Phantom Stock Fund. "Phantom Stock Fund" refers to a Measurement Fund tied to the performance of the Common Stock, as more specifically described in Section 5.06.

        2.28 Qualifying Gain. "Qualifying Gain" means the net value accrued upon a stock-for stock exercise of an Eligible Stock Option (i.e., the amount by which the total value of the shares exercised exceeds the value of the shares used to pay the exercise price, where both the shares paid and the shares exercised are valued at the Closing Price on the date of exercise). For example, a Participant elects to defer the Qualifying Gain accrued upon exercise of an Eligible Stock Option to purchase 1,000 shares at an exercise price of $20 per share. The Closing Price of the Common Stock on the date of exercise is $25. The Participant delivers 800 shares of Common Stock (worth $20,000) to pay the exercise price. In return, the Participant receives 800 shares of Common Stock worth $20,000 and his or her Account is credited with a Qualifying Gain of $5,000.

        2.29 RSRs. "RSRs" refers to restricted stock rights issued under the SAFECO Incentive Plan of 1987, the SAFECO Long-Term Incentive Plan of 1997, or any successor incentive plan.

        2.30 Retirement. "Retirement" means a Participant's termination of employment with the Corporation occurring at or after age 55 (other than as a result of death or Disability), provided the sum of the Participant's age and the Participant's years of service with the Corporation equals or exceeds 75.

        2.31 Rollover. "Rollover" means an amount transferred to a Participant's Account from another nonqualified plan of SAFECO or any Subsidiary, including but not limited to:

                (a) the 401(a)(17) Savings Plan Benefit under the SAFECO Employees' Supplemental Retirement Plan B, as amended November 4, 1998

                        ("SRP B"), if any, deemed transferred to a Participant's Account on January 1, 1999 in accordance with Section
                        6.2 of SRP B;

                (b) the sum of the 401(a)(17) Cash Balance Benefit, the 401(a)(17) PSRP Benefit, and the Supplemental Percentage Cash Balance Benefit (as those terms are defined in SRP
                        B) under SRP B, if any, deemed transferred to a Participant's Account in accordance with Section 7.2(a) of SRP B upon the Participant's Retirement;

                (c) any benefit under the SAFECO Employees' Supplemental Retirement Plan A ("SRP A") deemed transferred in accordance with Section 7.2(a) of SRP A upon the Participant's Retirement; and

                (d) any other amount deemed transferred from any nonqualified plan of SAFECO or any Subsidiary with the Administrative Committee's permission, which may be unreasonably withheld.

        2.32 Salary. "Salary" means a Participant's base annual salary before reduction for (i) compensation voluntarily deferred or contributed by the Participant under qualified or nonqualified plans of SAFECO or any Subsidiary and (ii) amounts not included in the Participant's gross income under Code Sections 125, 402(e), and 402(h) pursuant to plans established by SAFECO or any Subsidiary.

        2.33 Savings Plan. "Savings Plan" means the SAFECO 401(k)/Profit Sharing Retirement Plan as presently in effect and as may be amended from time to time.

        2.34 Subsidiary. "Subsidiary" means any corporation of which 50% or more of the voting stock is owned, directly or indirectly, by SAFECO Corporation.

3.      DEFERRAL ELECTIONS

        3.01 Filing of Deferral Election. An eligible employee who wishes to participate in the Plan must file a Deferral Election with SAFECO on the form(s) prescribed by the Administrative Committee. A Participant may elect to defer all or any portion of the Participant's Eligible Compensation and/or Qualifying Gains. If a Participant elects to defer Excess Contributions, 100% of the Participant's Excess Contributions must be deferred.

        3.02    Deferral Election Irrevocable.

                (a) A Deferral Election is irrevocable as to the amount or percentage of Eligible Compensation or Excess Contributions to be deferred for the year or years to which the Deferral Election relates. Any request to change the amount or percentage to be deferred shall not be effective until January 1 of the next calendar year, except that (i) in the case of RSRs, the change request shall not be effective until the second settlement date following the date of the request, and (ii) an election with respect to a PSR may never be modified or revoked.

                (b) A Deferral Election to defer Qualifying Gains with respect to a designated Eligible Stock Option is irrevocable.

        3.03    Timing of Deferral Election

                (a)     Except as otherwise provided in this paragraph and in
                        Section 3.04, a Deferral Election for Eligible Compensation shall be filed with the Administrative Committee no later than December 31 and shall be effective for Eligible Compensation earned on or after January 1 of the following calendar year. A Deferral Election to defer amounts payable in settlement of RSRs, however, shall not take effect until one additional year later. A Deferral Election to defer payments in settlement of PSRs must be made within 10 business days of the grant of the PSR. Notwithstanding the foregoing, if in its discretion the Compensation Committee designates as "Eligible Compensation" any form of compensation that is not specifically identified in
                        Section 2.16 or that has not been previously designated as Eligible Compensation, a Deferral Election with respect to the newly designated Eligible Compensation shall be filed with the Administrative Committee by such time as the Administrative Committee shall determine but in no event later than the date the Participant becomes entitled to receive payment of such compensation. Further notwithstanding the foregoing, in the first year in which an employee becomes eligible to participate in the Plan, the newly eligible employee shall have 30 days after becoming eligible in which to make a Deferral Election to defer Eligible Compensation for services to be performed subsequent to the election.

                (b) A Deferral Election for Excess Contributions shall be filed with the Administrative Committee no later than December 31 of the year prior to the year in which the Excess Contributions will occur; provided, however, that in the first year in which an employee of SAFECO or any Subsidiary becomes eligible to participate in the Plan, the newly eligible employee shall have 30 days after becoming eligible in which to file a Deferral Election for Excess Contributions.

                (c)     A Deferral Election to defer a Rollover described in
                        Section 2.30(d) must be filed with the Administrative Committee no later than one calendar year prior to the date on which the Rollover will be credited to the Participant's Account under the Plan. (No Deferral Election is required for a Rollover described in Section 2.30(d) if the Rollover to the Participant's Account is required by the Corporation.)

                (d) A Deferral Election to defer Qualifying Gain upon exercise of an Eligible Stock Option shall be valid only if: (i) a separate Deferral Election is made by the Participant with respect to the Eligible Stock Option;
                        (ii) the Deferral Election is delivered to and accepted by the Committee at least six months before the Participant elects to exercise the Eligible Stock Option; and (iii) the exercise price of the Eligible Stock Option is paid in Common Stock (either through physical delivery or attestation).

        3.04 Special Rules. Eligible employees shall have until May 15, 1998 to file Deferral Elections with respect to Eligible Compensation earned and/or Excess Contributions made during the remainder of 1998 as well as settlements of RSRs payable in February 1999. Eligible employees shall have until February 15, 2000 to file Deferral Elections with respect to PSRs granted in February 1999 (excluding any settlements payable under such PSRs in February
                2000).

4.      DEFERRAL ACCOUNTS

        4.01 Establishment of Accounts. An Account shall be established for each Participant to which all Deferrals, Matches and Rollovers attributable to the Participant, and the earnings thereon, shall be credited. A Participant's Account shall at all times be a bookkeeping entry only and shall not represent any investment made by SAFECO or any Subsidiary on the Participant's behalf.

        4.02    Crediting of Accounts.

                (a) Deferrals of Eligible Compensation shall be credited to a Participant's Account on the date such Deferrals would otherwise be payable to the Participant.

                (b) Deferrals of Excess Contributions and the corresponding Match shall be credited to a Participant's Account on the date the Excess Contributions would have been contributed to the Savings Plan but for applicable Code limitations.

                (c) Qualifying Gains shall be credited to a Participant's Account on the date that the Eligible Stock Option to which they relate is exercised;

                (d) Rollovers shall be credited to a Participant's Account on the date they are deemed transferred to the Plan.

        4.03 Vesting. A Participant shall be fully vested at all times in his or her Deferrals. A Participant shall be vested in Matches credited to his or her Account to the same extent that the Participant is vested in the employer match provided under the Savings Plan. A Participant shall be fully vested in Rollovers to the Participant's Account; provided, however, that in the case of a Rollover described in Section 2.30(d), the Participant initially shall be vested only to the extent the Participant was vested in the benefit under the terms of the plan from which it was deemed transferred, as determined at the time of deemed transfer to the Participant's Account.

5.      MEASUREMENT FUNDS

        5.01 Measurement Funds. A Participant's Account shall be allocated among the Measurement Funds selected by the Participant in accordance with the Participant's most recent Measurement Fund Election and such rules as the Administrative Committee may establish from time to time. The Account of each Participant shall be credited (or debited) on a daily basis according to the performance of each Measurement Fund selected by the Participant. If a Participant fails to file a Measurement Fund Election, the Participant's Account shall be allocated to the Money Market Portfolio Measurement Fund until such time as the Participant files a Measurement Fund Election making a different allocation.

        5.02 Measurement Fund Elections. Each time a Participant files a new Measurement Fund Election, the Participant shall indicate whether his or her new allocation among the various Measurement Funds is intended to apply to the Participant's entire Account or instead only to future Deferrals, Matches, and Rollovers. A Measurement Fund Election will be given effect no later than the next business day after it is received by the Administrative Committee, subject to the limitation set forth in Section 5.03.

        5.03 Limitation Applicable to Section 16 Reporters. In the case of a Participant who is subject to reporting under Section 16(a) of the Exchange Act, a Measurement Fund Election applicable to amounts already accrued in a Participant's Account will not be given effect if it would generate a "non-exempt" transaction for purposes of the rules promulgated under Section 16 of the Exchange Act. (A "non-exempt" transaction would result if a Participant's Measurement Fund Election caused a transfer of all or part of the Participant's Account into (or out of) the Phantom Stock Fund less than six months after the Participant elected an opposite-way transfer into or out of that Fund.)

        5.04 Availability of Measurement Funds. The Measurement Funds available to Participants at any given time shall be set forth in Appendix A. SAFECO is under no obligation to offer any particular investment as a Measurement Fund and reserves the right to eliminate, change, and add Measurement Funds at any time.

        5.05 No Actual Investment. Notwithstanding any other Plan provision that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only. Neither a Participant's election of any Measurement Fund nor the crediting or debiting of amounts to the Participant's Account in accordance with that election shall be construed as an actual investment of the Participant's Account in any Measurement Fund.

        5.06    Phantom Stock.

                (a) The portion of a Participant's Account that is allocated to the Phantom Stock Fund, if any, shall be credited or debited, as the case may be, as if it were 100% invested in Common Stock. Each amount credited to the

                        Phantom Stock Fund shall be credited in units ("Units" or "Phantom Stock Units") based on the Closing Price of the Common Stock on the date of crediting. Fractional Units shall be credited to a minimum of three decimal points.

                (b) To the extent cash dividends are paid on the Common Stock, a Participant's Account shall be credited with phantom dividends. Phantom dividends shall equal the per-share dividend paid on the Common Stock multiplied by the number of Phantom Stock Units in the Participant's Account on the record date for the cash dividend. Phantom dividends shall be credited to a Participant's Account in the form of additional Phantom Stock Units. The number of additional Units credited shall be determined based on the Closing Price of the Common Stock on the dividend payment date.

                (c) No actual shares of Common Stock will be issued directly or indirectly under the Plan in respect of Phantom Stock Units. No voting or other rights of any kind associated with ownership of the Common Stock shall inure to a Participant by virtue of the Participant's allocation of all or any portion of his or her Account to the Phantom Stock Fund.

                (d) In the event of any change in the Common Stock reason of an issuance of additional shares, recapitalization, reclassification, merger, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of Phantom Stock Units held by a Participant under the Plan shall be proportionately adjusted by the Administrative Committee.

6.      DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNT

        6.01 General. Except as otherwise expressly provided in this Plan, no withdrawal or payment shall be made from a Participant's Account except following the earliest to occur of the Participant's death, Disability, Retirement or other termination of service with the Corporation. Payments shall be made in accordance with Sections 6.02 and 6.03 unless the Participant has filed an election pursuant to Section 6.04 requesting an alternative distribution type and/or time period. The portion, if any, of a Participant's Account that is not vested as of the date of the Participant's termination of service shall not be distributed to the Participant (unless the Participant is terminated following a Change in Control, as described in Section 10.01). All payments shall be made in cash, regardless of the Measurement Funds selected by the Participant.

        6.02 Retirement and Disability Distributions. If a Participant terminates service with the Corporation on account of Retirement or Disability, the Participant's Account shall be paid to the Participant using an Annual Installment Method of 10 years, commencing in January of the year following the Participant's Retirement or termination on account of Disability.

        6.03 Distributions Following Death. If a Participant dies prior to Retirement, the Participant's Account shall be paid out in a single lump sum within 30 days of the date the Corporation is notified, in a form acceptable to the Administrative Committee, of the Participant's death. The value of the Participant's Account shall be determined as of the date of the Participant's death.

        6.04 Distributions Following Other Terminating Events. If a Participant terminates employment with the Corporation for any reason other than Retirement, Disability, or death, the Participant's Account shall be paid out in a single lump sum within 30 days of the Participant's termination of employment, with the value of the Participant's Account determined as of the termination date.

6.05    Distribution Election.

                (a) A Participant shall be permitted, in accordance with such rules as the Administrative Committee may establish from time to time, to elect a distribution that is different from the default provisions set forth in Sections 6.02 and 6.03 (but not 6.04) and may revoke his or her distribution election or file a new distribution election with the Administrative Committee at any time, subject to paragraph (b) below. Such distribution may consist of a lump sum, an Annual Installment Method over a stated period of up to 20 years, or a combination of the two. Payments under any alternative distribution elected by a Participant must commence no later than January of the year following the year in which the Participant terminates employment, unless the Administrative Committee permits otherwise in its sole discretion, which may be unreasonably withheld. To be effective, a distribution election must be accepted by the Administrative Committee at least 12 months prior to the Participant's termination of employment. Any distribution election filed by a Participant shall apply to the entire Account, including amounts credited to the Account prior to the date of the election and those credited later, without regard to the way the Account is allocated among Measurement Funds.

                (b) In the case of a Participant making a Deferral Election to defer Eligible Compensation, Qualifying Gains and/or Excess Contributions for the first time, a distribution election filed at the same time as the Participant's initial Deferral Election shall be given effect even if the Participant terminates employment within 12 months of the filing. A distribution election filed with the Administrative Committee at the same time as the Participant's initial Deferral Election shall be irrevocable for 12 months.

6.06 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's Account becomes taxable to the Participant prior to distribution in accordance with the Plan, a Participant may petition the Administrative Committee for a special distribution of the taxable portion. Upon the grant of such a petition, which shall not be unreasonably withheld, SAFECO shall promptly distribute to the Participant the portion of his or her Account that has become taxable.

7.      DESIGNATION OF BENEFICIARY

        A Participant may designate one or more Beneficiaries to receive amounts payable under the Plan in the event of the Participant's death. To designate a Beneficiary, the Participant shall complete a Beneficiary designation form in accordance with the Administrative Committee's rules and procedures as in effect from time to time. A Participant may change a Beneficiary designation at any time by filing a new Beneficiary designation form with the Administrative Committee. Upon acceptance by the Administrative Committee of the new form, all Beneficiary designations previously filed by the Participant shall be canceled. If the Participant names someone other than his or her spouse as primary Beneficiary, a spousal consent in the form established by the Administrative Committee must be signed by the Participant's spouse and returned to the Administrative Committee. If a Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, then the Account of the deceased Participant shall be paid to the Participant's surviving spouse, or if none, to the personal representative of the Participant's probate estate.

8.      HARDSHIP WITHDRAWALS

        A Participant may petition the Administrative Committee to make an immediate, accelerated distribution from his or her Account in the event the Participant has incurred a severe financial Hardship. Distributions will not be made to the extent the Hardship can be relieved through insurance proceeds, liquidation of the Participant's assets (but only to the extent that such liquidation would not itself cause a severe financial Hardship) or by cessation of deferrals under the Plan. Payments for severe financial Hardship under this Plan are limited to the amount necessary to relieve an "unforeseeable emergency" as defined in Treas. Reg. Section 1.457-2(h)(4) and (5). The Administrative Committee shall determine whether the Participant has incurred a severe financial Hardship and may, in its sole discretion, grant the immediate, accelerated distribution of all or any portion of the Participant's Account; provided, however, that such distribution shall not exceed the amount determined by the Administrative Committee to be necessary to alleviate the severe financial Hardship. Notwithstanding anything in this Plan to the contrary, if a Participant obtains a Hardship withdrawal, the Participant's Deferral Election will be automatically suspended for a period of twelve months, beginning with the first day of the next regularly scheduled payroll period.

9.      EARLY WITHDRAWAL SUBJECT TO PENALTY

        A Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all (but not part) of his or her Account, less a withdrawal penalty equal to 10% of such amount. (The net amount shall be referred to as the "Withdrawal Amount".) This election may be made at any time, before or after the Participant's Retirement, death, Disability or termination of employment, and whether or not the Participant (or

        Beneficiary) is in the process of being paid pursuant to an Annual Installment Method. If the early withdrawal election is made before the Participant's Retirement, Disability or death, a Participant's Withdrawal Amount shall be his or her Account calculated as if a termination of employment had occurred on the date of the election. The Participant (or Beneficiary) shall make this election by giving the Administrative Committee written notice in the form determined from time to time by the Administrative Committee. The Participant (or Beneficiary) shall be paid the Withdrawal Amount within 30 days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future.

10.     CHANGE IN CONTROL

        10.01 Termination Following a Change in Control. In the event a Participant's employment with SAFECO and all Subsidiaries is terminated within two years following a Change in Control, the Participant's entire Account, including any unvested portion, shall be paid to the Participant (or the Participant's Beneficiary) in a single lump sum within 30 days after the termination of employment.

        10.02 Distributions Triggered by Termination Following a Change in Control. For purposes of calculating the lump sum distribution payable under Section 10.01, the Participant's Account shall be valued as of the date of his or her termination of employment. Phantom Stock units shall be valued at the higher of (x) and
                (y), where (x) equals the Closing Price of the Common Stock on the date of termination and (y) equals:

                (a) If the Change in Control was of the type described in paragraph (a) of Section 2.07, the highest price paid for shares of Common Stock by any Person who became a Beneficial Owner of securities representing 25% or more of the combined voting power of SAFECO's outstanding securities; and

                (b) If the Change in Control was of any type other than that described in paragraph (a) of Section 2.07, the highest Closing Price of the Common Stock during the last 10 trading days prior to and including the date of the Change in Control.

        10.03 Administration. Upon and after the occurrence of a Change in Control, the Plan shall be administered by the Administrator appointed under Section 11.02.

        10.04 Legal Fees to Enforce Rights After Change in Control. SAFECO is aware that upon the occurrence of a Change in Control, the Board or a shareholder of SAFECO (or the board of directors or a shareholder of a successor corporation) might take action adverse to one or more Participants, such as (i) causing or attempting to cause SAFECO or such successor to refuse to comply with its obligations under the Plan; and (ii) instituting litigation or causing or attempting to cause SAFECO or such successor to institute litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, (i) it should appear to a Participant that SAFECO or any successor to SAFECO has failed to comply with its obligations under the Plan or (ii) SAFECO or any successor to SAFECO takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or recover from any Participant the benefits intended to be provided under the Plan, then the Participant shall be authorized to retain counsel of his or her choice, at the expense of SAFECO or any successor to SAFECO, to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against SAFECO, such successor, or any director, officer, shareholder or other person affiliated with SAFECO or such successor, in any jurisdiction.

11.     ADMINISTRATION

        11.01   Committee Duties.

                (a) Except as otherwise provided in this Section 11, the Plan shall be administered by the Administrative Committee, which shall have exclusive authority over all matters involving administration of the Plan, including the selection of employees eligible to participate and the type or types of Deferrals that a given Participant is permitted to elect. The Administrative Committee shall have the discretion and authority (i) to make, amend, interpret, and enforce such rules as it deems necessary or desirable for the administration of the Plan and (ii) to interpret the Plan and decide or resolve any and all questions that may arise in connection with the Plan from time to time, subject to the Plan's express provisions. The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules it may adopt thereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

                (b) The Administrative Committee may make equitable adjustments under the Plan from time to time, including retroactive adjustments, to correct mathematical, accounting, or factual errors made in good faith by SAFECO or a Participant.

                (c) The Administrative Committee may delegate administrative duties to other persons, including officers of SAFECO, and may retain the services of lawyers, accountants, or other outside third parties to assist with the administration of the Plan.

                (d) In cases where a decision or Plan interpretation by the Administrative Committee relates specifically to the benefits to which a member of the

                        Administrative Committee may be entitled, the decision or interpretation shall be subject to review and approval by the Compensation Committee.

        11.02 Administration upon a Change in Control. Upon and after a Change in Control, the administrative powers and responsibilities of the Administrative Committee shall pass to an "Administrator," who shall be an independent third party selected by the individual who was the Chief Executive Officer of SAFECO immediately prior to the Change in Control (the "Ex-CEO"). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration and interpretation of the Plan, including without limitation benefit entitlement determinations. Upon and after a Change in Control, SAFECO must: (i) pay all reasonable expenses and fees of the Administrator; (ii) indemnify the Administrator against all costs, expenses and liabilities, including without limitation attorneys' fees, arising in connection with the performance of the Administrator's duties hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and
                (iii) supply complete and timely information to the Administrator about all matters relating to the Plan, including the Participants and their Beneficiaries; Participant Accounts; the Retirement, death, Disability or termination of employment of Participants; and such other information as the Administrator may reasonably require. The Administrator may be terminated (and a replacement appointed) only by the Ex-CEO or by such other person as the Ex-CEO may designate in writing. SAFECO or any successor to SAFECO may not terminate the Administrator.

12.     AMENDMENT OF THE PLAN

        The Compensation Committee may from time to time make such amendments to the Plan as it deems appropriate; provided, however, that (i) no amendment which cancels or reduces the benefits to which a Participant is entitled as of the date of the amendment shall be effective without the written consent of the Participant, and (ii) Sections 10 and 11.02 and this Section 12 shall not be amended following a Change in Control without the written consent of 66.67% of the Participants. The Administrative Committee shall be authorized to make amendments to the Plan which are immaterial or clerical in nature or which are, in the opinion of counsel, required by local, state or federal law or regulation.

13.     TERMINATION OF THE PLAN

        The Corporation reserves the right to terminate the Plan at any time by action of the Board of Directors, subject to the limitations on amendments set forth in Section 12. Unless the Board determines otherwise, in the event the Plan is terminated, the Account of each Participant shall be valued as of the date specified for such purpose by the Board, and the value of the Account shall be paid in cash to the Participant within 30 days after the valuation date.

14.     CLAIMS PROCEDURES

        14.01 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Administrative Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If the claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice. All other claims must be made within 180 days of the date on which the event that gave rise to the claim occurred. The claim must state with particularity the determination desired by the Claimant.

        14.02 Notification of Decision. The Administrative Committee shall consider a Claimant's claim within a reasonable time and shall notify the Claimant in writing:

                (a) that the Claimant's requested determination has been made and the claim has been allowed in full; or

                (b) that the Administrative Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, in which case the notice must set forth in a manner calculated to be understood by the Claimant:

                        (i) the specific reason(s) for the denial of the claim (or any part of it);

                        (ii) specific reference to the provisions of the Plan upon which such denial was based;

                        (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

                        (iv) an explanation of the claim review procedure set forth in Section 14.03.

        14.03 Review of a Denied Claim. Within 60 days after receiving a notice from the Administrative Committee indicating that a claim has been denied, in whole or in part, a Claimant may file with the Administrative Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative) may review pertinent documents, submit written comments or other documents, and/or request a hearing, which the Administrative Committee in its sole discretion may grant.

        14.04 Decision on Review. The Administrative Committee shall render its decision on review promptly and in any case within 60 days after the Claimant's filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrative Committee's decision must be rendered within 120 days after such date. The decision must be written in a manner calculated to be understood by the Claimant and shall contain (i) the specific reasons for the decision,
                (ii) specific reference to the Plan provisions upon which the decision was based, and (iii) such other matters as the Administrative Committee deems relevant.

        14.05 Legal Action. A Claimant's compliance with the provisions of this Section 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.

15.     MISCELLANEOUS

        15.01 No Employment Rights. Nothing in the Plan shall confer upon any Participant any right to be continued in the employment SAFECO or any Subsidiary or to interfere in any way with the right of SAFECO or any Subsidiary, in its sole discretion, to terminate a Participant's employment at any time.

        15.02 No Right to Assets. Participants shall have no right to any assets of the funds selected as Measurement Funds. The rights of a Participant (and of his or her Beneficiary) under the Plan shall be solely those of an unsecured general creditor of SAFECO and shall not constitute an interest in any specific asset of SAFECO or any of its Subsidiaries.

        15.03 Employment Taxes; FICA; Withholding. SAFECO will collect applicable employment taxes, including FICA, on all Deferrals, Rollovers and Matches credited to a Participant's Account; provided, however, that in the case of a Rollover or Match in which the Participant is not fully vested under Section 4.03 at the time the amount is credited to the Participant's Account, employment taxes will be collected only as the Match or Rollover becomes vested. From distributions under the Plan, SAFECO will deduct federal, state, and local taxes and such other amounts as may be required by law to be withheld with respect to such payments.

        15.04 Governing Law; Severability. This Plan shall be governed by and interpreted in accordance with the internal laws of the State of Washington without regard to conflicts of law principles. If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other Plan provision.

        15.05 Binding Provisions. All of the provisions of the Plan, as it may be amended from time to time, shall be binding upon and inure to the benefit of SAFECO, its successors and assigns, each Participant, every Beneficiary or guardian of a Participant, and the personal representative or executor of a Participant's estate.

        15.06 Transferability. Interests in the Plan may not be transferred, assigned, pledged or encumbered. Prior to the time payment of an Account is actually made to a Participant, the Participant shall have no rights by way of anticipation or otherwise to assign or dispose of any interest under the Plan.

        15.07   Effective Date. The effective date of the Plan is May 6, 1998.

                                   Appendix A

                             MEASUREMENT FUNDS UNDER
              THE SAFECO DEFERRED COMPENSATION PLAN FOR EXECUTIVES


The following Measurement Funds shall be available under the Plan:

        a.      Phantom Stock Fund

        b. Interest-Accruing Fund (interest credited at an annual rate equal to the applicable federal long-term rate for purposes of
                Section 1274 of the Internal Revenue Code of 1986, as amended, in effect at January 1 of each year)

        c.      SAFECO 401(k) Savings Plan Investment Options:

                o   Diversified Common Stock Portfolio

                o   Intermediate Term Bond Portfolio

                o   Money Market Portfolio

                o   SAFECO Dividend Income Fund

                o   SAFECO Equity Fund

                o   SAFECO Growth Opportunities Fund

                o   SAFECO High-Yield Bond Fund

                o   SAFECO International Stock Fund

                o   SAFECO Small Company Value Fund

                o   Fidelity Growth Company Fund

                o   RS Emerging Growth Fund

                o   Vanguard Balanced Index Fund

                o   Vanguard Growth Index Fund

                o   Vanguard Total Bond Market Index Fund

                o   Vanguard Total Stock Market Index Fund